LS BDC Adviser, LLC
Insider Trading Policy
as adopted by Lafayette Square USA, Inc. (March 2025)

Employees are strictly forbidden from engaging in Insider Trading, either personally or on behalf of Lafayette Square’s Clients. Lafayette Square’s Insider Trading policies and procedures apply to all Employees, as well as any transactions in any securities by immediate family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Employee is an officer, director, or 10% or greater stockholder, as well as transactions by partnerships and limited liability companies of which the Employee is a partner or a member unless the Employee has no direct or indirect control over the partnership or limited liability company. The Clients will invest primarily in privately-placed securities purchased from issuers, and therefore, Lafayette Square does not expect to come into possession of Material Nonpublic Information (“MNPI”) with any regularity.
Procedures for Recipients of Material Nonpublic Information

If an Employee has questions as to whether they are in possession of MNPI, they should inform the Legal department as soon as possible. The Legal department will conduct research to determine if the information is likely to be considered material and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, an Employee:

•Must immediately report the potential receipt of MNPI to the Legal department;

•Must not trade the securities of any company about which they may possess MNPI or derivatives related to the issuer in question;

•Must not discuss any potentially MNPI with colleagues, except as specifically required by their position; and

•Must not conduct research, trading, or other investment activities regarding a security for which they may have MNPI until the Legal department dictates an appropriate course of action.

When it is deemed by the Legal department that Lafayette Square or its Employees are in possession of MNPI, the associated security is added to the restricted list (the “Restricted List”), which is maintained and is accessible to Employees in ComplianceAlpha. Employees are prohibited from placing any trades in securities on the Restricted List, unless the trade is pre-approved by the CCO after evaluating the facts and circumstances of the trade (e.g., selling pre-existing trade). The CCO or another member of the Legal department will amend the Restricted List when it is determined that the information has become public and/or immaterial.

To monitor activities related to securities on the Restricted List, the CCO, in consultation with other members of the Legal department, may also take some or all of the following steps:

•Provide Employees with annual training with regards to Lafayette Square’s Insider Trading policies and procedures;

•Periodically ask Employee(s) to sign certifications that they have not improperly shared MNPI;

•Review the emails of certain Employees more frequently; and

•Remind Employees that they should take reasonable steps to avoid inadvertent receipt of the information.
Selective Disclosure

Nonpublic information about Lafayette Square’s investment strategies and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that Lafayette Square owes to its Clients.
Relationships with Potential Insiders

Lafayette Square’s Clients, Investors, third-party research providers, portfolio companies, and advisory board members may possess MNPI.

Individuals with access to MNPI may have an incentive to disclose the information to Lafayette Square due to the potential for personal gain. Employees should be extremely cautious about investment recommendations, or information about issuers, that it receives from Clients, Investors, third-party research providers, and advisory board members. Employees should inquire about the basis for any such recommendations or information and should consult with the CCO or other members of the Legal department if there is any appearance that the recommendations or information are based on MNPI. Further, Employees should consult with the CCO or other members of the Legal department if there is any question regarding the appropriate types of information that can be provided to, or received from, an outside individual or entity.
Conducting Research and Use of Third-Party Consultants

Lafayette Square’s underwriting and portfolio management process is partially informed by external research consisting of publicly available information obtained from third parties.

In an effort to understand or to obtain new perspectives on various issues such as regional credit markets, economies, and industries, the use of paid third-party expert network consulting firms (“Expert Networks”) or individual experts (including public company insiders) providing these consulting services outside of Expert Networks (“Experts”) is an important part of Lafayette Square’s investment process. Retaining the services of Expert Networks or Experts poses risks associated with the receipt of MNPI, therefore the following procedures have been put into place:

Expert Networks

•Employees must obtain the written approval of a member of the Legal department prior to engaging an Expert Network or an Expert outside of an Expert Network;
•Lafayette Square’s Legal department will conduct initial and on-going due diligence of every Expert Network engaged which will include reviewing insider trading controls in place;
•In-network Experts selected by the Expert Networks are required to complete a questionnaire to determine more about their background and exposure to MNPI. The Legal department will review the questionnaire and conduct any further analysis and approve or disapprove use of that Expert;
•Employees attending each approved Expert call will receive an invitation from the Expert Network that will include the names and biographies of the Expert. The Expert Networks will also invite members of the Legal department as potential observers for every call. The Legal department, via a dedicated compliance dashboard provided by the Expert Network, can also access background information on individual Experts as well as the list of all historic and upcoming calls with Experts;

•At the outset of every call with an Expert, an automated Compliance Script is read prohibiting the sharing of MNPI, among other instructions for participants of the call;
•Employee notes taken during calls may be reviewed by a member of the Legal department;
A member of the Legal department will monitor calls unannounced and on a sample basis as a control against the inappropriate dissemination and use of information; and
•If available, a member of the Legal department may review call transcripts, as necessary.

If an Employee is researching a private company that operates in a concentrated market with other public companies where information about the private company may materially impact a public company, contact the CCO or another member of the Legal department to discuss how these guidelines may apply.

Political Intelligence Firms

The Stop Trading on Congressional Knowledge Act (the “STOCK Act”) aims to prohibit insider trading by Members of Congress and other public officials and imposes a fiduciary duty on Members and employees of Congress with respect to MNPI derived from such person’s position as a Member or employee of Congress or gained from the performance of such person’s official responsibilities. Although the focus of the STOCK Act is on political officials, the STOCK Act also exposes investment advisers that obtain MNPI from public officials to potential liability for insider trading. An investment adviser that employs a political intelligence firm may be exposed to insider trading liability as a “tippee” if (i) the political intelligence firm receives MNPI from Members or employees of Congress and (ii) the investment adviser trades on such information. In the event Lafayette Square engages a political intelligence firm, the following procedures will apply:

Prior to engaging a political intelligence firm, or any other Expert Network that engages with current or former government persons, Employees must obtain written approval from the Legal department. Lafayette Square will perform adequate due diligence on the firm, which will include reviewing insider trading controls in place.
Market Rumors
Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to Lafayette Square’s Code, as well as the Company’s expectations regarding the appropriate behavior of its Employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Employees of Lafayette Square and other market participants and trading counterparties. Employees should consult with the Legal department regarding questions about the appropriateness of any communications.
Value-Added Investors

Clients may accept investments from so-called “value-added” investors. Although the term value-added investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the adviser (such as industry expertise or access to individuals in the investor’s network) beyond just the value of their investment. Examples of such investors could include, without limitation, executive-level officers or directors of a company or personnel that are affiliated with other investment advisers and/or private funds.

Due to the nature of their position, such investors may possess MNPI. Therefore, Employees should always remain alert to the possibility that they could inadvertently come into possession of MNPI when communicating with such Investors. Employees should refrain from discussing potentially sensitive topics (e.g., specific information about the investor’s employer) with a known value-added investor.

If there is any question as to whether information received from an Investor could be MNPI, Employees are expected to notify the CCO or another member of the Legal department immediately, and otherwise to act in accordance with the procedures described above.